Exhibit 10.2
Certain information identified with brackets ([****]) has been excluded from this exhibit because such information is both (i) not material and (ii) competitively harmful if publicly disclosed

WEBBANK
and
OPORTUN, INC.

AMDENDED AND RESTATED CREDIT CARD PROGRAM AND SERVICING AGREEMENT

Dated as of February 5, 2021

    SCHEDULES AND EXHIBITS

SCHEDULE 1        Definitions
SCHEDULE 2        Preapproved Marketing
SCHEDULE 6(a)(1)    Program Governance Committee
SCHEDULE 6(a)(2)    Compliance Management System
SCHEDULE 6(a)(3)    BSA Program
SCHEDULE 6(a)(4)    ID Theft Red Flags Program
SCHEDULE 6(a)(5)    Privacy Program
SCHEDULE 6(a)(6)    Complaint Management Program
SCHEDULE 6(a)(7)    Information Security Program
SCHEDULE 6(a)(8)    Business Continuity Program
SCHEDULE 6(a)(9)    Vendor Management Program
SCHEDULE 14        Economics
EXHIBIT A        The Program
EXHIBIT B        Credit Policy
EXHIBIT C        Form of Application
EXHIBIT D        Account Documentation
EXHIBIT E        Form of Quarterly Compliance Certificate
EXHIBIT F        Sample Funding Statement
EXHIBIT G        Periodic Reports
EXHIBIT H        Insurance Requirements
EXHIBIT I        Accepted Servicing Practices s
EXHIBIT J        Charge Off Policy
EXHIBIT K         Required Controls

    This AMENDED AND RESTATED CREDIT CARD PROGRAM AND SERVICING AGREEMENT (this “Agreement”), dated as of February 5, 2021 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and OPORTUN, INC., a Delaware corporation, having its principal location in San Carlos, California (“Company”).
    WHEREAS, Bank is in the business of originating various types of loans, including consumer credit cards;
    WHEREAS, Bank desires to provide credit and issue credit cards to qualifying consumers throughout the United States; and
    WHEREAS, Company is a finance company that, directly and through its subsidiaries, offers installment loans to consumers in selected states under the authority of state lending licenses;
    WHEREAS, Company has developed a platform to market and service consumer credit cards, and desires to market consumer credit cards as an additional product to consumers throughout the United States;
    WHEREAS, the Parties desire that Bank provide credit and issue credit cards to qualifying applicants making applications through Company’s platform, and Company provide to Bank, and Bank receive from Company, certain marketing, application processing, and account processing services in connection with card applications and accounts;
    WHEREAS, the Parties entered into the Credit Card Program and Servicing Agreement dated as of November 5, 2019 (as amended, supplemented or modified from time to time, the “2019 Program Agreement”), and desire to amend and restate the 2019 Progam Agreement on the terms set forth herein.
    NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.    Definitions, Effectiveness, Governance.
(a)    The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.
(b)    This Agreement shall be effective as of the Changeover Date and, as of the Changeover Date, shall supersede and replace the 2019 Program Agreement. This Agreement shall apply to all Accounts owned by Bank during the term of this Agreement, on or after the Changeover Date, including Accounts that were originated under the 2019 Program Agreement.
(c)    This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the 2019 Program Agreement.
(d)    Bank and Company shall each appoint a liaison (“Liaison”) to work with each other to administer the Program pursuant to the terms of this Agreement. The Liaisons shall meet monthly, or more frequently if requested by Bank, either telephonically or in person to discuss issues, performance and administration of this Agreement. Between such monthly meetings either Liaison may bring problems or issues to the attention of the other Liaison. The Liaisons shall work promptly to address any issues or problems presented. In the event of a dispute arising under this Agreement, the Liaisons shall first attempt to resolve such dispute. If either Liaison feels that the dispute cannot be resolved at their level, it shall be escalated to a senior executive appointed by each Party (“Senior Executive”) for resolution and the Senior Executives shall use their best efforts to resolve the dispute promptly. No formal proceeding may be instituted unless and until one of the Senior Executives provides written notice to the other that resolution cannot be achieved by the Senior Executives.
(e)    In the event any approval or consent is required under this Agreement, or any change is desired to be made to any aspect of the Program including the Finance Materials and the Servicing Materials, or marketing channels, then the Party requesting such approval or change shall provide written notice thereof to the Liaison of the other Party. The Parties shall work in good faith to consider such approval, consent or change as soon as practicable. If such approval or change is necessitated by a change in Applicable Laws, the Parties will work together to effect such change for implementation prior to the effective date of any change in Applicable Laws.
2.    Marketing of the Program and Accounts. At its own cost, Company (itself or through its affiliates and/or subcontractors) shall produce the Cards and promote and otherwise market the Program and the Accounts. In performing such promotion and other marketing services, Company may use English-language and Spanish-language communications, and may use any sales channel, form of media or media channel (including direct mail, telemarketing, retail stores, and the internet) that has been approved by Bank, provided that Company shall discontinue the use of any sales channel, form of media or media channel if directed to do so by Bank in order to comply with Applicable Law, the direction of a Regulatory Authority, or safety and soundness concerns. In the event of such direction, the Parties will work together to determine whether modifications can be made so as to allow the use of any sales channel, form of media or media channel subject to such discontinuation. All promotional and marketing materials, including marketing scripts, press releases, the card designs, and other marketing materials (collectively, “Marketing Materials”) shall be subject to approval by Bank, such approval not to be unreasonably denied, conditioned, withheld or delayed, and may be changed only at the direction or with the consent of Bank. Company shall ensure that all Marketing Materials, including the Card design, shall be accurate and not misleading in all material respects and shall comply with Applicable Laws. The terms of Schedule 2 are incorporated into this Section 2 as if fully set forth herein.
3.    Extension of Credit. Bank agrees to make Accounts available, in accordance with the Credit Policy, to qualifying applicants located in the Territory. All Accounts shall be originated by Bank using the Company’s services described herein. Company acknowledges that approval of an Application involves, among other things, the establishment of an Account with Bank. An advance under the Account creates a creditor-borrower relationship between Bank and Borrower which involves Bank’s extension of credit, the disbursement of proceeds, and the right to collect payments. Bank, in its sole discretion, may deny any Application in good faith and in accordance with Applicable Laws. Bank agrees to make advances available on Accounts in accordance with the Credit Policy to accountholders.
4.    Account Documents and Credit Policy. The following documents, terms and procedures (“Finance Materials”) are subject to approval by both Parties and will be used by Bank initially with respect to the Accounts, and shall be attached to this Agreement upon approval by Bank: (i) the Program description as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application, including disclosures required by Applicable Laws, as Exhibit C; and (iv) form of Account Agreement, privacy policy and privacy notices, as Exhibit D. The Finance Materials may be changed only at the direction or with the consent of Bank. Notwithstanding anything to the contrary in this Agreement, no change may be made to the Credit Policy unless each such change has been approved by Bank’s board of directors or its designee, in its sole discretion. The Parties acknowledge that each Account Agreement and all other documents referring to the creditor for the Program shall identify Bank as the creditor for the Accounts. Company shall ensure that the Finance Materials comply with Applicable Laws. Except for the Finance Materials and the Marketing Materials, Company shall not refer to Bank or to the Program without the express written consent of Bank, including in press releases and other public statements.
5.    Account Processing and Origination.
(a)    As service provider for Bank, Company shall process Applications from Applicants for Accounts on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy. As service provider for Bank, Company shall respond to all inquiries from Applicants regarding the application process.
(b)    Upon Bank’s request, Company shall forward to Bank mutually agreed information, including the data elements required for account opening under the BSA Program, regarding Applicants who meet the eligibility criteria set forth in the Credit Policy. Company shall have no discretion to override the Credit Policy with respect to any Applications.
(c)    Subject to the terms of this Agreement, Bank shall establish Accounts and make Account Advances, subject to the terms of the Account Agreement, with respect to Applicants and Borrowers who meet the eligibility criteria set forth in the Credit Policy.
(d)    On behalf of Bank, and pursuant to procedures mutually agreed to by the Parties, Company shall provide (i) adverse action notices to Applicants who do not meet the Credit Policy criteria or are otherwise denied by Bank and provide Account Agreements with regard to Applications that are approved by Bank, (ii) Cards, and (iii) any other Applicant or Borrower communications. All documentation used in the Program shall be subject to the approval of Bank, such approval not to be unreasonably denied, conditioned, withheld or delayed.
(e)    Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to Accounts. At Bank’s request, Company shall provide Bank with immediate access to the originals or copies of such documents in accordance with Bank’s request, and the obligation set forth in this sentence shall survive the expiration or termination of this Agreement, for a period equal to the time that Bank is required by Applicable Law to retain or have access to such documents. Company shall, at Bank’s request, provide Bank with connectivity to its (and its subcontractors’) systems to enable daily access to the information pertaining to Accounts, provided that with respect to subcontractors’ systems, it shall be limited to the same type of access to information that Company is provided. Such access shall be “read only” and Bank may not make changes to such documents or records without consultation with and notice to Company.
(f)    Without Bank’s consent, during the period when any Accounts or Receivables are owned by Bank, Company will not take any action which would adversely affect Bank’s ownership interest in the Accounts and the Receivables then owned by Bank, and Company will take all actions that are reasonably necessary to effect and maintain Bank’s ownership interest in such Accounts and Receivables.
(g)    Without Bank’s consent, Company shall not create or suffer to exist (by operation of law or otherwise, and except as may be created by Bank) any lien, encumbrance or security interest upon or with respect to any of the Accounts or Receivables owned by Bank which adversely affects Bank’s ownership interest in the Accounts or Receivables. Company shall immediately notify Bank of the existence of any such unauthorized lien, encumbrance or security interest and shall defend the right, title and interest in, to and under the Accounts and Receivables against all claims of third parties.
(h)    Pursuant to Section 23, as Bank reasonably requires and upon reasonable advance written notice to Company, Bank will periodically audit Company for compliance with the terms of this Section 5 and the Agreement as a whole, including compliance with the standards set forth herein for Account origination.
(i)    Bank at its cost and expense except as provided in Section 21(c) will be a member and maintain its membership with the Network and will provide Company with access to the Program BINs and allow Company to interact directly with the Network to the extent reasonably necessary for Company to fulfill its obligations with respect to the Program, and Bank will remain in good standing with the Network. Bank will cooperate with Company as necessary to effect or maintain any registrations with a Network for the Program. The Parties will mutually agree upon the Network for the Program. Bank will not use or allow other Persons to use the Program BINs for credit card programs other than the Program and such Program BINs shall be segregated and separate from any other credit card programs of Bank.
(j)    Company shall perform the obligations described in this Section 5 in accordance with Applicable Laws.
(k)    Bank will oversee, supervise, and establish such controls as may be reasonably necessary to oversee and supervise Company’s marketing, promotion, administration and servicing of the Program, and other duties performed by Company under the Program.
(l)    Within ten (10) Business Days following the end of each month, Bank shall pay to Company the Marketing Fee with respect to the month then ended.
6.    Compliance with Applicable Laws; Required Controls. In the performance of its obligations under this Agreement, Company shall comply with Applicable Laws and shall operate and maintain the Required Controls. Company shall develop the Required Controls in order to ensure that the Program is offered in compliance with Applicable Laws, and that Bank offers the Program in a safe and sound manner. The Required Controls shall be developed by Company and approved by Bank and may be changed only at the direction or with the consent of Bank such consent not to be unreasonably denied, conditioned, delayed or withheld.

(a)    Without limiting the foregoing, Company shall develop, implement and maintain the following Required Controls in accordance with applicable guidance of Bank’s Regulatory Authorities:
(1)    a Program Governance Committee that includes the requirements outlined in Schedule 6(a)(1);
(2)    a Compliance Management System that includes the requirements outlined in Schedule 6(a)(2);
(3)    a BSA Program that includes the requirements outlined in Schedule 6(a)(3);
(4)    an ID Theft Red Flags Program that includes the requirements outlined in Schedule 6(a)(4);
(5)    a Privacy Program that includes the requirements outlined in Schedule 6(a)(5);
(6)    a Complaint Management Program that includes the requirements outlined in Schedule 6(a)(6);
(7)    an Information Security Program that includes the requirements outlined in Schedule 6(a)(7);
(8)    a Business Continuity Program that includes the requirements outlined in Schedule 6(a)(8); and
(9)    a Vendor Management Program that includes the requirements outlined in Schedule 6(a)(9).
(b)    Company shall cooperate with and bear the expenses of annual compliance and information security audit(s) of Company’s activities and obligations in connection with the Program, and such other audits and reports concerning Company’s activities and obligations in connection with the Program as may be reasonably requested by Bank from time to time in its reasonable discretion. Information security audit(s) are to be conducted by a third-party audit firm, unless agreed to by the Parties that the audit can be performed by the Company’s internal audit department, that is selected and engaged by Company and is subject to approval by Bank, and reports, to Bank. Compliance audit(s) and such other audits and reports are to be conducted by a third-party audit firm that is selected and engaged by, and reports, to Bank but subject to the approval of Company such approval not to be unreasonably denied, conditioned, withheld or delayed. The scope of each audit shall be determined by Bank (considering in good faith input received by Company) using commercially reasonable practices, and may include the activities of significant third-party vendors supporting the Program. The auditor shall deliver to Bank all draft and final reports, and shall also provide a copy to Company, and Bank shall be included in all meetings and correspondence related to the audit. Bank may waive the requirement for an information security audit if Company already has an established information security audit process that is acceptable to Bank. Company may not share the report with any other Person (other than Company’s attorneys and accountants, or as may be required by Applicable Laws subject to the provisions of Section 18) without the consent of Bank not to be unreasonably withheld, conditioned, delayed or denied.

Company shall promptly take action to correct any material errors or deficiencies identified in any information security audit(s) (other than errors or deficiencies that, based on the mutual determination of the Parties, need not be corrected), and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies, and work with Bank to create a roadmap to address all other errors and deficiencies unless waived by Bank. Company shall promptly take action to correct any errors or deficiencies identified in any other audit or report (other than errors or deficiencies that, based on the mutual determination of the Parties, need not be corrected), and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies.
(c)    Company shall cooperate with and bear the expenses of a review of each custom model used in connection with the Program and the associated model governance, and validation of each model on an appropriate schedule, to be conducted by a third-party review firm that is selected and engaged by Company and approved by Bank, and reports to, Bank or with Bank’s written approval to be conducted by qualified individuals at Company that are independent from the development and use of the model. The scope of the review shall be determined by Bank after consultation with Company. The review firm shall deliver to Bank and Company all draft and final reports and Company shall be included in all meetings and correspondence related to the review. Company may not share the report with any other Person (except for its attorneys, accountants or consultants under obligations of strict confidentiality or as may be required by Applicable Laws) without the consent of Bank, such consent to not be unreasonably withheld, delayed, denied, or conditioned.
(d)    Company shall report monthly to Bank in a reasonable form determined by Bank, on Complaints relating to all aspects of the Program and the steps taken by Company to address such Complaints;
(e)    Company shall report to Bank promptly upon identifying any actual, threatened or suspected violation of Applicable Laws or the Required Controls concerning the Program (a “Reportable Event”), and Company shall cooperate with and report to Bank regarding the investigation of the Reportable Event. Company shall undertake remediation and disclosure of a Reportable Event in accordance with a plan that is agreed by Bank.
(f)    Company shall provide to Bank, on a quarterly basis in writing, a report by the compliance officer of the results of all audits and reviews of the Program and all significant issues related to the Program since the last report, as well as Company’s resolutions of such issues (if applicable).
(g)    Company shall provide to Bank a certification letter signed by its compliance officer and/or such other officer(s) as Bank may require, not later than thirty (30) days after the end of each quarter, in the form of Exhibit E, that it is complying with its obligations under the Program Documents.
(h)    Company shall comply, and promptly provide information requested by Bank in order to comply, with any reporting requirements of the Utah Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Financial Crimes

Enforcement Network, or other Regulatory Authority applicable to either Party’s performance of this Agreement.
7.    Regulatory Inquiries, Elevated Complaints and Litigation.
(a)    Company shall notify Bank within five (5) Business Days after becoming aware of any Regulatory Inquiry or Elevated Complaint in regards to the Program.
(b)    Company shall provide Bank with all documentation relating to the Regulatory Inquiry or Elevated Complaint. Company shall obtain Bank’s prior approval for any response to a Regulatory Inquiry or Elevated Complaint, and for any other communication between Company and a Regulatory Authority in regards to the Program.
(c)    Company shall cooperate in good faith and provide such assistance, at Bank’s request, to permit Bank to promptly resolve or address any Regulatory Inquiry or Elevated Complaint, or other investigation, proceeding or Complaint involving Bank in regards to the Program.
(d)    Company shall notify Bank promptly of any litigation relating to the Program in which Bank is a named party, and provide monthly updates on all Program-related litigation to Bank and as otherwise requested by Bank. Company legal counsel also will provide a quarterly written update to Bank’s General Counsel on civil investigative demands, regulatory subpoenas, significant examination findings, other investigations and material litigation relevant to the Program.
(e)    Company shall provide reasonable assistance as requested by Bank to enable Bank to respond to any subpoenas, legal notices, civil investigative demands, or other legal process received by Bank that are related to the Program.
8.    Third-Party Service Providers.
(a)    Company may use third-party service providers in the performance of its obligations under this Agreement, to the extent permitted by and in accordance with the terms of the Vendor Management Program, and subject to Bank’s prior written approval of each “Critical Vendor,” as such term is defined in the Vendor Management Program. First Data Resources LLC (including any sucessor(s) in interest) has been approved by Bank as a Critical Vendor to assist Company in its servicing obligations.
(b)    Company shall provide Bank with the results of the due diligence and oversight activities performed as part of the Vendor Management Program as to any Critical Vendor.
(c)    Company shall ensure that all Critical Vendors that directly or indirectly support the Program are engaged through written contracts that include contractual requirements that are consistent with good practices for institutions that service or administer portfolios of consumer credit cards. Contracts for such Critical Vendors shall be reviewed and approved by senior management of Company and, upon request of Bank, subject to review and approval by Bank not to be unreasonably withheld, delayed, denied or conditioned.

(d)    Company agrees to be fully responsible for the acts and omissions of all third-party vendors, including the third-party vendors’ compliance with the terms of this Agreement and all Applicable Laws, and Company shall cause each third-party vendor to perform its obligations in a manner that fully complies with the terms of this Agreement as if Company performed such obligations directly. Company shall cause each material Critical Vendor to cooperate with Bank’s exercise of any audit or other rights under this Agreement.
(e)    Upon request of Bank, Company shall cause a Critical Vendor to enter into a mutually acceptable three-party agreement to document the relationship among the Parties and such Critical Vendor.
(f)    Upon request by Bank, for good cause specified by Bank in its reasonable discretion, Company after receiving notice by Bank and the expiration of any applicable cure period shall terminate or suspend a third-party Critical Vendor with respect to duties performed for the Program. It shall be at Bank’s discretion whether a third-party Critical Vendor shall be afforded a cure period prior to suspension or termination and the conditions required to cure. In the event the Bank determines that a cure period is appropriate, the Parties shall mutually agree to the length of the cure period, which shall be commercially reasonable. In the event of a termination of a Critical Vendor that directly or indirectly supports the Program, Company shall develop a termination plan to protect Bank assets and Confidential Information (such termination plan to be provided to Bank). For third party vendors that are not Critical Vendors, Bank for good cause may request Company to terminate or suspend such third party vendor providing Company with the reasons for the request, and upon such request, the Parties shall work together to resolve any concerns with the third party vendor and if such concerns cannot be resolved to the reasonable satisfaction of Bank, the Company will, upon finding a satisfactory replacement, suspend or terminate such vendor as to services being provided with respect to the Program.
9.    Privacy; Information Security Incidents.
(a)    Company shall use and share NPI only in a manner that complies with Applicable Law and the privacy policies of Bank and Company, as applicable.
(b)    Company shall make NPI of Borrowers and Applicants available to Bank for purposes of Bank’s satisfying its legal obligations in connection with the Program.
(c)    Company shall deliver the initial and annual privacy notices of Bank and Company, to the extent required by Applicable Law, in a form and manner agreed by the Parties.
(d)    Company and Bank shall maintain data security and disaster recovery protections that comply with Applicable Law and are consistent with industry standards for the banking and consumer lending industry.
(e)    Each Party (the “Affected Party”) shall notify the other Party of any Information Security Incident as soon as reasonably possible. The Affected Party will fully cooperate with the other Party in investigating any Information Security Incident and the Affected Party will take action promptly, at its own expense, to investigate the Information Security Incident, to identify, mitigate and remediate the effects of the Information Security Incident and to implement any other reasonable and appropriate measures in response to the Information Security Incident. [****].
10.    Ownership of Accounts and Customer Relationships.
(a)    The approval of an Application creates a customer relationship between Bank and the Borrower. Company may also establish a customer relationship with the Borrower as the servicer of the Account.
(b)    Bank shall continue to own the Account and the customer relationship with the Borrower unless that relationship is transferred pursuant to another agreement with Company or a third party as allowed by this Agreement or with Company approval. Company shall not take any action that interferes with or is inconsistent with Bank’s customer relationship with the Borrower, and Company shall provide in any disclosures or other materials provided to Borrowers references that indicate that the Bank is the lender on the Accounts and has the customer relationship with the Borrower or is otherwise necessary to maintain the customer relationship between Bank and the Borrower with respect to the Program, including the providing of any materials of Bank to Borrowers.
(c)    Company may, at its own expense and subject to the Program privacy policy and Applicable Law, solicit Applicants and/or Borrowers with offerings of any goods and services from Company and parties other than Bank, subject to Bank’s prior consent (which consent shall not be unreasonably withheld, conditioned, denied or delayed).
(d)    Bank (including the Bank’s other partners and programs soliciting loans on behalf of Bank) shall not solicit Applicants and/or Borrowers with offerings of goods and services without Company’s written consent.
(e)    Notwithstanding subsection 10(d), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided, that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations, or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.
11.    Funding Account Advances.
(a)    Company will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties at least one hour prior to the Funding Time on each Funding Date, to compare against the drawdown request from the Network. Each Funding Statement shall specify those Account Advances to be funded by Bank to Borrowers on such Funding Date and allow the Bank to confirm the drawdown request from the Network. The form of the Funding Statement shall be mutually determined by the Parties and attached hereto as Exhibit F, and may be modified by the Parties from time to time.
(b)    By the Funding Time on each Funding Date, Bank shall transfer the total funding amount, as identified on the drawdown request from the Network, to the Network.

(c)    Company will reconcile the Funding Statement for each day with the drawdown request from the Network, and provide such reconciliation to Bank.
(d)    The obligation of Bank to disburse the total funding amount, as provided in Section 8(b), is subject to the satisfaction of the following conditions precedent immediately prior to each disbursement by Bank:
(1)    the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each such disbursement by Bank as though made as of the time Bank disburses such amount; and
(2)    the obligations of Company set forth in the Program Documents to be performed prior to each such disbursement by Bank shall have been performed prior to each such disbursement.
(e)    As may be applicable, the Parties shall confer on a regular basis to discuss the projections for the volume of the Program and any appropriate adjustments in the Total Program Credit Limit. Bank may adjust the Total Program Credit Limit to meet the actual and expected volume expected for the Program or as requested by Company. [****].
(f)    If Company, as servicer for Bank, agrees to cancel an Account Advance for which the related Receivable is then owned by Bank and refund interest and fees to Borrower, at the request of a Borrower, Company shall ensure that the original principal amount of the Account Advance is promptly returned to Bank.
12.    Appointment of Servicer.
(a)    From and after the date that each Account is originated and until the earlier of: (i) such date as all Accounts become Liquidated Accounts; or (ii) this Agreement is terminated in accordance with Section 17 (and subject to the survival of terms as provided therein), Bank appoints and contracts with Company as an independent contractor, subject to the terms of this Agreement, for the servicing of the Accounts.
(b)    Company shall establish and maintain a Servicing File with respect to each Account in order to service such Account pursuant to this Agreement. Company shall maintain the Servicing Files and the Account Documents electronically and such files and documents may be accessed at the Servicer Physical Address or such other physical location as designated by Company in writing; provided, however, in no event shall physical or electronic copies of Servicing Files be stored outside the continental United States. To the extent that original documents are not required for purposes of realization of Account proceeds, documents maintained by Company may be in digital format. Company may release from its custody the contents of any Servicing File only to Bank, the owner of Receivables generated under the Account or such other Persons as Bank may authorize; provided, that, Company may (i) use the contents of any Servicing File in the performance of its obligations under this Agreement and in the conduct of its business generally (subject to the confidentiality provisions of this Agreement and the requirements of Applicable Laws), (ii) use, deliver and release the contents of any Servicing File to Bank, (iii) use, deliver or release copies of any such data, information or documents to its accountants, counsel or advisors, to regulators or other Regulatory

Authorities, or to other Persons to the extent necessary and appropriate to comply with Applicable Law or respond to subpoenas or other appropriate demands therefor in connection with any action, proceeding, arbitration or investigation in any forum of or before any Regulatory Authority, and (iv) use, deliver and release the contents of any Servicing File as permitted by the Receivables Sale Agreement.
(c)    Each Servicing File is and shall be held in trust by Company on behalf of and for the benefit of Bank and any owner of Receivables under the Accounts. The ownership of each Account Document and the contents of the Servicing File shall be vested in Bank, and the ownership of all records and documents with respect to the related Account prepared by or which come into the possession or control of Company shall immediately vest in Bank and shall be retained and maintained, in trust, by Company at the will of Bank in such custodial capacity only. Each Servicing File shall be maintained electronically and shall be appropriately identified or recorded to reflect the ownership of the related Account by Bank and the ownership of any Receivables generated under the Accounts as to its owner.
13.    Servicing Obligations.
(a)    Company, as an independent contractor, shall service and administer each Account from and after the date that an Account is originated until the earlier of (i) such date as such Account becomes a Liquidated Account or (ii) this Agreement is terminated in accordance with Section 17 (and subject to the survival of terms as provided therein), in accordance with Applicable Law, the Accepted Servicing Practices and the terms of this Agreement and consistent with customary, reasonable and usual standards of practice for institutions that service or administer portfolios of consumer credit cards or, if a higher standard, that degree of skill and attention the Company exercises with respect to all comparable accounts that it services for itself or others and, in all cases, in accordance with Applicable Laws (such standard of care being the “Servicing Standard”), and shall have full power and authority to do any and all things in connection with such servicing and administration as limited by the terms of this Agreement and Servicing Standard. Company’s general obligations with respect to the servicing of Accounts hereunder shall include, without limitation, the following:
(1)    Setting up and maintaining a bank account, address, or other electronic or physical facility to which Borrower is instructed to send payments due under the terms of each Account;
(2)    Preparing and sending periodic statements and other Account communications;
(3)    Investigating and resolving billing disputes and other Borrower inquiries;
(4)    Crediting Accounts in respect of unauthorized charges;
(5)    Processing chargebacks, refunds and adjustments;
(6)    Attempting to collect Borrower payments due under the terms of each Account;
(7)    Correctly remitting Proceeds on each Account in accordance with Section 14;

(8)    Providing customer service, including maintaining a toll free number (staffed between normal business hours during its regular business days) for Borrowers to call with inquiries with respect to the Accounts, and responding to such inquiries;
(9)    Interfacing with the Network for the proper operation of the Program, and following applicable Network requirements;
(10)    Investigating and maintaining collection procedures for delinquencies;
(11)    Sending privacy notices, adverse action notices, and other required notices; and
(12)    Processing payments provided by Borrowers on the Accounts.
(b)    With respect to any returns accepted by any merchant, or customer refunds provided by any merchant, for a purchase that was originally financed via an Account, Company shall, to the extent of the outstanding balance of the Receivable with respect to such Account, pay the refund amount to the Person owning and holding such Receivable within five (5) Business Days after receiving the funds relating to such refund. Company shall ensure that any amounts paid as provided in the foregoing sentence are credited to the applicable Account.
(c)    Company shall ensure that all monetary adjustments and/or credits agreed upon by Company in resolving any customer dispute regarding merchandise purchased via an Account shall promptly be communicated to the Person owning and holding the Receivable with respect to such Account at the time of the adjustment. The procedures for applying such adjustments and/or credits to the Receivables shall be mutually agreed upon by the Parties in writing and incorporated into the Servicing Materials.
(d)    The Accepted Servicing Practices may be changed only at the direction of or with the consent of Bank not to be unreasonably withheld, delayed, denied or conditioned.
(e)    Company may grant, permit or facilitate any Modification for any Account, provided that such Modification is consistent with the Servicing Standard and the Accepted Servicing Practices. Upon request, and with the frequency and in the format requested by Bank, Company shall notify Bank of any Modification granted, permitted or facilitated by Company. Company shall not charge any Borrower any fees on an Account not contemplated in the Account Documents or Accepted Servicing Practices unless approved by Bank.
(f)    Without limiting the generality of the foregoing, Company is hereby authorized and empowered to execute and deliver on behalf of Bank, all notices or instruments of satisfaction, cancellation or termination, or of partial or full release, discharge and all other comparable instruments, with respect to the Accounts or the Receivables relating to such Accounts; provided, however, that Company shall not be entitled to release, discharge, terminate or cancel any Account or the related Account Documents unless in a manner consistent with the Servicing Standard and the Accepted Servicing Practices. Company shall not permit any rescission or cancellation of any Account, except as ordered by a court of competent jurisdiction or other Regulatory Authority, or as required by Applicable Laws, or as contemplated by the Accepted Servicing Practices. If reasonably required by Company, Bank shall furnish Company with any powers of attorney and other documents reasonably necessary or appropriate to enable Company to carry out its servicing and administrative duties under this Agreement.
(g)    Company shall take no action under this Agreement or any other agreement or instrument contemplated hereby, nor omit to take any action under any such agreement or instrument, which in each case would result in a breach or impair the rights of Bank in respect of any Account, except in accordance with the terms of this Agreement. Company shall not reschedule, revise or defer any payments due on any Account, except in accordance with the Accepted Servicing Practices, as required by Applicable Laws, or as permitted by this Agreement.
(h)    All materials, documents, communications, forms, templates, policies, and procedures used by Company to service Accounts (“Servicing Materials”) shall be subject to approval by Bank, such approval not to be unreasonably withheld, delayed, conditioned or denied and may be changed only at the direction or with the consent of Bank.
(i)    Company shall ensure that all Servicing Materials, and all of its servicing of Accounts, shall comply with Applicable Laws, and shall be accurate and not misleading in all material respects.
(j)    Company shall maintain in effect all qualifications required under requirements of Applicable Laws in order to service properly each Account, and shall comply in all respects with all requirements of Applicable Law in connection with the performance of its obligations hereunder, except to the extent that the failure to maintain such qualifications or to comply with such requirements would not have a material adverse effect on Bank, the collectability or enforceability of the Accounts or Company’s ability to perform its obligations under this Agreement. Company shall at all times preserve and keep in full force and effect its existence and all rights, franchises, permits and licenses material to its business.
(k)    On behalf of Bank, Company shall prepare and file all tax reporting, information statements and other tax reports for Borrowers which are required to be provided to or made for the related Borrowers, and shall provide Bank with such information concerning Accounts as is reasonably necessary for Bank to prepare its federal income tax return as Bank may reasonably request in writing from time to time.
14.    Collection of Payments and Liquidation of Accounts.
(a)    Continuously from the initial Funding Date of an Account until the date each Account becomes a Liquidated Account or otherwise ceases to be subject to this Agreement, in accordance with the Servicing Standard and the Accepted Servicing Practices, Company shall use commercially reasonable efforts to collect all Account Payments and any other payments due under each of the Accounts when the same shall become due and payable.
(b)    Promptly following any Account’s satisfying the charge off criteria as set forth in the Charge Off Policy, Company shall, in accordance with the Charge-Off Policy, charge off the related Account and Receivables (the date of such charge-off being the “Charge Off Date” and each such Account, a “Charged Off Account”). Company shall continue to service each Charged Off Account following the Charge Off Date in accordance with this Agreement and the Accepted Servicing Practices. Company may facilitate the sale and transfer of Charged Off Accounts only in accordance with the Accepted Servicing Practices.
(c)    Company shall direct Borrowers making payments via ACH to make such payments directly into the Bank Collection Account or such other bank account as shall be mutually agreed by Bank and Company. Unless otherwise agreed by Company and Bank and subject to subsection (d) below, Company shall cause all other Proceeds pertaining to Receivables owned by Bank to be deposited into the Bank Collection Account (or such other bank account as shall be mutually agreed by Bank and Company) within two (2) Business Days of the receipt by Company, or its Affiliate, of such Proceeds in its general servicing account (the “Servicing Account”). The following collections received by Company on the Accounts shall constitute “Proceeds”:
(1)    all Account Payments;
(2)    all prepayments of principal or other amounts due under Account Agreements; and
(3)    all Liquidation Proceeds and other recoveries.
(d)    With respect to Proceeds on any Receivable where the Receivable has been sold by Bank to Company, Bank, Company, or Company’s Affiliate, as applicable, shall transfer such Proceeds from the Bank Collection Account or Servicing Account, as applicable, to Company or its designee.
(e)    In the event that Company or Bank receives any payments on any Accounts or Receivables directly from or on behalf of the Borrower, from any distributions from the Servicing Account, or any payments at a Servicer Physical Address, Company or Bank shall receive all such payments in trust for the sole and exclusive benefit of the holder of such Receivable and shall promptly transfer such payments to the holder of such Receivable. Such payments shall be remitted to Company as servicer and not be subject to any set-off or counterclaim by Company.
(f)    The Parties incorporate herein by reference the economic terms set forth in Schedule 14.
(g)    In the event that a Borrower files any bankruptcy proceedings, Company will follow the Servicing Standard and the Accepted Servicing Practices and shall to the extent required by the Accepted Servicing Practices represent Bank’s interest in any bankruptcy proceedings relating to the Borrower. Any action by Company will be in accordance with the Servicing Standard and the Accepted Servicing Practices.
15.    Representations and Warranties.
(a)    Bank hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Company that:
(1)    Bank is a FDIC-insured Utah-chartered industrial bank, duly organized and validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this

Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)    All approvals, authorizations, consents, and other actions by, notices to, and filings with, any Person required to be obtained for the execution, delivery, and performance of this Agreement by Bank, have been obtained;
(3)    This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)    There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Bank or its operations or the Accounts if resolved adversely to it;
(5)    Bank is not Insolvent; and
(6)    The Proprietary Materials Bank licenses to Company pursuant to Section 19, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 19 below.
(b)    Company hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Bank that:
(1)    Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(2)    All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)    This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)    There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
(5)    Company is not Insolvent;
(6)    The execution, delivery and performance of this Agreement by Company, the Finance Materials, the Servicing Materials, the Marketing Materials, and servicing strategies shall comply with Applicable Laws;
(7)    Neither Company nor any Control Person has been convicted of a crime, or has agreed to or entered into a pretrial diversion or similar program, or is under indictment, in each case in connection with a dishonest act or a breach of trust or money laundering, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829(a);
(8)    The Proprietary Materials Company licenses to Bank pursuant to Section 19, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 19 below;
(9)    Company is a servicer of consumer credit accounts and is qualified to be a servicer of consumer credit card accounts, with the facilities, procedures and experienced personnel or arrangements with appropriate third-party service providers and/or collection agents necessary for the servicing of accounts with card access including the Accounts in accordance with the Servicing Standard and Accepted Servicing Practices, and Company (itself or through such third-party service providers and/or agents) has the ability to perform in all material respects its covenants and obligations contained in this Agreement;
(10)    Company's responsibilities under this Agreement will be performed by qualified personnel or agents (including Company’s Critical Vendors) in a professional manner in accordance with the standards of care, skill, knowledge and diligence consistent with recognized and sound practices and procedures for institutions that service or administer portfolios of consumer credit cards;
(11)    All information maintained by the Company for Bank through Company’s platform, or provided by Company to Bank in connection with an Account, in each case, relating to the servicing of each Account is true, correct and consistent, in all materials respects, with the information obtained or generated by Company in connection with the servicing of each such Account;
(12)    The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Company;
(13)    Company is not an investment company as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940;
(14)    No Regulatory Authority has imposed any penalties, fines or sanctions on Company with respect to the servicing of credit card accounts;
(15)    Company has not done anything to prevent or impair an Account from being valid, binding and enforceable against the Borrower thereunder; and
(16)    There are no proceedings existing, pending or, to the knowledge of Company, threatened in writing against Company before any Regulatory Authority which would reasonably be expected to have a material adverse effect with respect to Company or the Accounts.
(c)    Company hereby represents and warrants to Bank as of each Funding Date that:
(1)    For each Account and each Account Advance: (i) the Company’s services with respect to such Account were performed in accordance with the Credit Policy, (ii) Company used the form of Application provided in Exhibit C (as amended from time to time in accordance with Section 4) and (iii) such Account is evidenced by an Account Agreement that is in the form of Account Agreement provided in Exhibit D (as amended from time to time in accordance with Section 4);
(2)    Each Borrower listed on a Funding Statement is eligible for an Account (with respect to an initial Account Advance only) as determined under the Credit Policy in effect on the date of creation of the Account and is eligible for an Account Advance under the Credit Policy, as in effect on the date of such Account Advance;
(3)    The origination of the Account on behalf of Bank will, assuming performance by Bank of its obligations under this Agreement, comply with all Applicable Laws;
(4)    Company has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Accounts nor authorized the filing of, and is not aware of, any financing statements against the Company or Bank that include a description of collateral covering any portion of the Accounts; the Account Agreement other than Receivables sold to Company under the Program Documents or other record that constitutes or evidences an Account does not and shall not have any marks or notations indicating that the Account has been pledged, assigned or otherwise conveyed to any Person;
(5)    Assuming performance by Bank of its obligations under this Agreement, all right, title and interest to each Account and Receivable shall, upon origination of such Account or Account Advance, as applicable, be vested in Bank, free of any interest of Company except as provided in the Program Documents and Bank shall be the sole legal and beneficial owner of such Account and Receivable, and have the right to assign, sell and transfer such Account and Receivable, free and clear of any lien or encumbrance in connection with a syndication or otherwise, subject to the terms of the Program Documents;
(6)    The Account was not opened and is not subject to, and any Account Advance has not been originated in and is not subject to, the laws of any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Account or Receivable (or an economic interest therein) would be unlawful, void, or voidable (assuming the purchaser has any license required by Applicable Laws);
(7)    Company has not entered into any agreement with the Borrower that prohibits, restricts or conditions the assignment of such Account or Receivable (or an economic interest therein) (other than any prohibitions, restrictions or conditions arising under Applicable Laws);
(8)    All information provided by Company to Bank in connection with an Account is true and correct (other than information provided by a Borrower to Company, which is true and correct to the best of Company’s knowledge);
(9)    The information on each Funding Statement is true and correct in all respects; and
(10)    Company is in compliance with all obligations and agreements under the Program Documents in all material respects.
(d)    The representations and warranties of Bank and Company contained in this Section 15, except those representations and warranties contained in subsection 15(a)(4) and 15(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 15(a)(4) or 15(b)(4) is instituted or threatened against a Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.
16.    Indemnification.
(a)    Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program or the 2019 Program as contemplated by the Program Documents or the 2019 Program Agreement (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents or the 2019 Program Agreement), except in each case to the extent of Losses caused by (i) Bank’s gross negligence or willful misconduct, and (ii) a Bank Information Security Incident.

(b)    To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Losses; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.
(c)    Company shall have ten (10) Business Days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, except that Company may settle any Indemnifiable Claim upon notice to the Indemnified Party if the settlement involves only the payment of money damages and no admission of liability by any Person and no injunctive relief, and the settlement is subject to a confidentiality provision prohibiting disclosure of the terms of the settlement.
(d)    If the Company does not notify the Indemnified Party in writing within ten (10) Business Days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 16(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim and shall consider in good faith and discuss with Company any objection to the settlement Company may express. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 16.
(e)    All amounts due under this Section 16 shall be payable not later than ten (10) Business Days after receipt of the written demand therefor.
17.    Term and Termination.
(a)    This Agreement shall have an initial term beginning on November 5, 2019 and ending on the last day of the month that includes the fifth (5th) anniversary of the 2019 Program Launch Date (the “Initial Term”) and shall renew automatically for successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)    This Agreement shall terminate upon the expiration or earlier termination of the Receivables Sale Agreement.
(c)    Bank shall have the right to terminate this Agreement immediately upon written notice to Company if:
(1)    Subject to Secton 17(d), Bank determines that its continued participation in the Program would be in violation of Applicable Laws, or Bank’s continued participation in the Program has been prohibited by order or injunction of any court or Regulatory Authority;
(2)    Subject to Section 17(d), Bank determines that a change in Applicable Law or any judicial decision of a court having jurisdiction over Bank or any interpretation of a Regulatory Authority would have a materially adverse effect on the rights or obligations of Bank under this Agreement or the financial condition of Bank;
(3)    Subject to Section 17(d), Bank has been advised by legal counsel that a change in Applicable Laws or any judicial decision of a court having jurisdiction over Bank, the Company, or the Program, or any interpretation or position (formal or informal) of a Regulatory Authority creates a material risk that Bank’s or Company’s continued performance under this Agreement would violate Applicable Laws;
(4)    Subject to Section 17(d), a Regulatory Authority with jurisdiction over Bank has provided, formally or informally, concerns about the Program and Bank determines, in its sole discretion, that its rights and remedies under this Agreement are not sufficient to protect Bank fully against the potential consequences of such;

(5)    Subject to Section 17(d), Bank determines that there is a substantial financial, reputational, regulatory or other risk of continuing to participate in the Program, or continuing to do business with Company (including by receiving any consent order or sanction by a Regulatory Authority);
(6)    Subject to Section 17(d), a fine or penalty has been assessed against Bank by a Regulatory Authority in connection with the Program, including as a result of a consent order or stipulated judgment;
(7)    (i) Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Receivables Sale Agreement, Section 3 of the Receivables Retention Facility Agreement, or Section 14 of this Agreement and fails to cure such default within two (2) Business Days of receiving notice of such default from Bank; (ii) Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Receivables Sale Agreement, Section 3 of the Receivables Retention Facility Agreement, or Section 14 of this Agreement more than once in any three (3) month period; or (iii) Company fails to maintain the collateral account or letter of credit as required by the Receivables Sale Agreement or the Receivables Retention Facility Agreement;
(8)    Subject to Section 17(d), Bank incurs any Loss and is not able to obtain indemnification for such Loss under Section 16(a) due to the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification, or if Bank if precluded by a Regulatory Authority from seeking such indemnification;
(9)    (i) there is any uncured breach of or event of default existing after any notice and cure period has expired under, or any failure to comply with the terms, conditions, or covenants (in each case, regardless of whether such breach, event of default, or failure to comply is asserted or waived by any other Person) of any credit or debt facility of Company (whether now existing or arising in the future) other than financing provided by an Affiliate of Company (each, a “Company Credit Facility”), or (ii) Company fails to provide reasonable evidence of its ability to renew, extend, or replace a Company Credit Facility at least thirty (30) days prior to a maturity thereof or have sufficient other sources of equity or corporate debt or other financing available to replace such Company Credit Facility;
(10)    Company has not presented any Applications for new Accounts, and there have been no requests for any Account Advances, in the immediately preceding sixty (60) days.
(11)    there is a Change of Control of Company and Bank reasonably determines after an opportunity to evaluate such change of control that there is a substantial financial, reputational, regulatory or other risk of continuing to participate in the Program.
(d)    Bank shall use commercially reasonable efforts to provide notice to Company when Bank becomes aware of any activity or condition of Company or the Program that is reasonably likely to lead Bank to terminate this Agreement pursuant to Sections (c)(1), (2), (3), (4), (5), (6) or (8) of this Section 17 (unless Bank concludes in good faith that providing such notice would itself serve to create, prolong, or exacerbate any circumstance referred to above).
(e)    Company may terminate this Agreement without cause upon ninety (90) days’ prior written notice to Bank; provided, however, that following such termination and through the end of the Term as in effect immediately prior to such termination Company may not, and shall cause its Affiliates not to, enter into an agreement with any other depository institution to offer credit cards that are marketed or serviced by Company or its Affiliates. For the avoidance of doubt, the restriction in the proviso in the immediately preceding sentence shall not apply if Company terminates this Agreement pursuant to Section 17(f) or if Bank agrees in writing to waive the restriction.
(f)    A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)    any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)    the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)    the other Party shall have a receiver, conservator or similar official appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)    an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and such case or proceeding has not been stayed or dismissed within sixty (60) days after filing; or an order for relief shall be entered against the other Party under the federal bankruptcy laws as now or hereafter in effect; or

(5)    there is a material adverse change in the financial condition of the other Party.
(g)    In addition to any other rights or remedies available to the Bank under this Agreement or by law, Bank shall have the right to suspend performance of its obligations under this Agreement, including, but not limited to, Bank’s funding of Account Advances (as required under Section 8 of this Agreement) during the period commencing with the occurrence of any monetary default by Company including but not limited to the failure to make a payment required by Section 2 of the Receivables Sale Agreement, Section 3 of the Receivables Retention Facility Agreement, or Section 14(f) of this Agreement, and in any case ending when such condition has been cured. Bank shall give Company prior or contemporaneous notice of its intent to suspend performance under this provision. Notwithstanding such suspension right, Bank may terminate this Agreement as provided in Section (c) or (f) of this Section 17.
(h)    Bank shall not be obligated to approve Applications or fund Account Advances after termination or during any suspension of this Agreement except as contemplated during a transition or wind-down period under Section 17(k).
(i)    The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.
(j)    If this Agreement is terminated [****], then Bank may invoice Company for the Early Termination Amount and Company shall pay such amount within thirty (30) days of such invoice.
(k)    As soon as is reasonably practicable after either Party provides a termination or non-renewal notice, Company shall provide to Bank in writing a proposed transition or wind-down plan, detailing (i) whether the Program is to be wound down or transferred to a successor bank; and (ii) a proposed timeline, which shall designate a date as of which the Program shall be wound down or transferred from Bank to a successor bank. Bank and Company shall meet promptly thereafter to review such proposed plan and to determine a mutually acceptable transition or wind-down plan; provided however, that if the Bank and Company fail to reach mutual agreement on the transition or wind-down plan within thirty (30) days after the date of notice of termination or non-renewal or such later time as may otherwise be mutually agreed upon by both parties, Bank shall establish such a plan that is appropriate for the Program. The wind-down or transition of the Program shall occur as soon as is reasonably possible before the termination or expiration of this Agreement; provided, that the Term of this Agreement may be extended by up to one hundred (180) days solely for the purpose of completing the wind-down or transition upon the mutual agreement of the Parties, which agreement shall not be unreasonably withheld, conditioned, denied or delayed. The parties will endeavor to minimize the impact on Borrowers.
(l)    Following the expiration or earlier termination of this Agreement, to the extent that Bank continues to own any Accounts, and such Accounts are not to be transferred to Company or a successor bank as part of a transition of the Program, Bank may elect to continue to have Company service the Accounts pursuant to Sections 12, 13 and 14 of this Agreement, or Bank may elect to terminate such servicing.

(m)    If (i) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (ii) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (iii) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within fifteen (15) Business Days after the Parties initially meet, either Party may exercise any applicable termination right pursuant to this Agreement and terminate this Agreement upon ten (10) Business Days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in clauses (i), (ii) or (iii) above occurs.
(n)    The following terms of this Agreement shall survive the expiration or earlier termination of this Agreement:
(1)    Sections 6(a)(3), 7(c), 7(e), 16, 17, 18, 25 and 35 shall survive indefinitely; and
(2)    Sections 6, 7, 10(c), 10(d) and 10(e) shall survive during the period that Bank continues to own any Accounts.
18.    Confidentiality.
(a)    Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties. In addition, each Party agrees that the other Party may share Confidential Information with potential acquirers including the other party to a sale of assets (including Accounts or economic interests in the Accounts), or to any lender or potential lender (including in connection with the issuance of debt securities) to such Party solely to the extent required to facilitate such transactions and due diligence associated with such transactions, provided that the potential party to such transaction is subject to written non-disclosure obligations and limitations on use only for the actual or prospective transaction.
(b)    The Parties previously entered into an Non-Disclosure Agreement (“NDA”), dated August 21, 2019, to set forth the treatment of certain Company highly confidential information (as defined therein) and hereby incorporate by reference that NDA into this Agreement with the intent of giving that NDA full force and effect under the terms stated therein. NDA shall control with respect to the Company information covered by the NDA.
(c)    A Party’s Confidential Information shall not include information that:
(1)    is generally available to the public other than as a result of an unauthorized disclosure thereof;
(2)    has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)    was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)    becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(d)    Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(e)    In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
19.    Proprietary Material. Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Account Agreements, Marketing Materials, and otherwise in connection with the fulfillment of Licensee’s obligations under this Agreement; provided, however, that (i) the Licensee shall at all times comply with written instructions provided by the Licensing Party regarding the use of the Licensing Party’s Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in the Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material. Bank may use Company’s Proprietary Materials in materials describing Bank’s business, such as its website and investor presentations, subject to Company’s prior written consent which shall not be unreasonably withheld.
20.    Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.
21.    Expenses.
(a)    Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.
(b)    Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
(c)    Company shall bear all expenses in the marketing, originating, and servicing of the Accounts, and shall bear any fees or other amounts payable to the Network with respect to the Program, including the cost of the Program BINs, and including any proportional amount of such expenses or fees that apply to the Program as well as to other programs of Bank (regardless of whether the Bank’s counterparty actually pays such expenses or fees). Company shall also pay all costs of obtaining credit reports (as applicable), performing compliance screening, and delivering adverse action notices. To the extent any of the foregoing are incurred by Bank, Company shall reimburse Bank for such commercially reasonable costs and expenses.
(d)    Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program. Company shall reimburse Bank for all reasonable third party bank fees incurred by Bank in connection with the performance of this Agreement, provided that any such third-party fees shall be invoiced by Bank at Bank’s actual cost and shall not include any corporate allocations, administrative fees or Bank mark-ups.
(e)    Company shall reimburse Bank for any commercially reasonable out-of-pocket costs and expenses paid or incurred by Bank in the performance of on-site reviews of Company’s or any third-party service provider’s financial condition, operations, and internal controls, including travel expenses, provided that any costs or expenses shall be invoiced by Bank at Bank’s actual cost and shall not include any corporate allocations, administrative fees or Bank mark-ups. Bank will use commercially reasonable efforts to control costs and expenses that Company will be responsible for and cooperate with Company to avoid duplicate sourcing of services related to the Program.
(f)    Company shall be responsible for all of Bank’s commercially reasonable out-of-pocket legal fees directly related to the Program, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution, and delivery of the Program Documents; any amendment, modification, administration, collection and enforcement of the Program Documents; any modification of the Finance Materials or other documents or disclosures related to the Program; or any dispute or litigation arising out of or related to the Program (collectively, “Legal Fees”); [****]. Subject to the Legal Fee limit, Company shall be responsible for all of Bank’s commercially reasonable out-of-pocket costs and expenses for any other third-party professional services related to the Program, including the services of any third-party compliance, credit or technology specialists in connection with ongoing examinations, inspections, and audits of Company or the Program that Bank may reasonbly require from time to time. Bank will provide to Company regular monthly invoices detailing such fees and expenses (which may be redacted to preserve confidentiality or privilege). Bank shall use good faith and commercially reasonable efforts to control third-party costs and expenses related to the Program, and to keep such costs with the estimated ranges provided by Bank to Company from time to time. Bank will promptly notify Company if any such estimated ranges are exceeded or expected to be exceeded, and will cooperate with Company to avoid duplicate sourcing of services related to the Program.
(g)    All fees payable pursuant to this Section 21 (other than amounts the payment of which is otherwise provided for under this Agreement) shall be invoiced by Bank on a monthly basis and may be paid by wire or ACH, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of [****]% per month on any amounts due under this Agreement that are thirty (30) days past due except for any amounts that are disputed and which the parties are attempting to resolve.
22.    Examination. Company agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over Bank, during regular business hours and upon reasonable prior notice (or otherwise, if required by the Regulatory Authority), and to otherwise provide reasonable cooperation to Bank in responding to such Regulatory Authority’s inquiries and requests related to the Program.
23.    Inspection. A Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours. All reasonable expenses of inspection shall be borne by Company, and Company shall reimburse Bank for the reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls. Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank. Company shall make available to Bank such information, documentation, and data as may be reasonably requested by Bank from time to time to conduct testing, reviews, or other evaluations of Company or the Program.

24.    Reports, Data, and Information Requirements. Company shall provide to Bank the reports identified on Exhibit G, estimated annual budgets and forecasts of Company and the Program, together with any required supporting documentation, and such other reports as Bank may reasonably request from time to time. Company shall comply with the formatting and technical guidance provided by Bank for submitting reports. Bank may request additional data fields and/or modifications to the templates for reporting, and Company shall implement such additions or modifications within forty-five (45) days or sooner if necessary. Bank may request new report templates and Company shall implement such new reports within ninety (90) days or sooner if necessary. All templates and template changes must be approved in writing by Bank.
25.    Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
26.    Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
27.    Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Company shall not be entitled to assign or transfer any interest under this Agreement without the prior written consent of Bank except Company may transfer its interests under this Agreement (in whole, but not in part) to an Affiliate that is capable of performing under this Agreement; provided, that Company shall remain liable for performance of its obligations hereunder. No assignment under this section shall relieve a Party of its obligations under this Agreement.
28.    Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
29.    Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other Party, if mailed first-class mail postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:
To Bank:        WebBank
Attn: Executive Vice President – Strategy and
Business Development
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel.[****]
Email: [****]

With a copy to:        WebBank
Attn: President
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. [****]
Email: [****]
        To Company:        Oportun, Inc.
                    Attn: Credit Card General Manager
                    Two Circle Star Way
                    San Carlos, CA 94070
Tel: [****]
Email: [****]

With a copy to:        Oportun Inc.
Attn: General Counsel
2 Circle Star Way
San Carlos, CA 94070
Email: [****]

30.    Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
31.    Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
32.    Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally effective as delivery of an original manually executed counterpart of this Agreement.
33.    Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
34.    Force Majeure. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
35.    Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.
36.    Insurance. Company agrees to maintain insurance coverage on the terms and conditions specified in Exhibit H at all times during the term of this Agreement, to provide an annual update of all insurance coverages, and to notify Bank promptly of any cancellation or lapse of any such insurance coverage. Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Company shall provide evidence of its insurance coverages in the form of certificates of insurance promptly following each policy renewal or replacement.
37.    Prohibition on Tie-In Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration on Applicants or Borrowers relating to the processing or approval of an Application, the establishment of an Account, or the disbursement of Account Advances, unless such fee, charge or remuneration is set forth in the Finance Materials, Servicing Materials or on Exhibit A, or approved by Bank.
38.    Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
39.    Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire or ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

40.    Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
41.    Financial Covenants, Statements and Reporting.
(a)    Company shall maintain at all times during the Term the Net Liquidity Minimum.
(b)    Company shall maintain at all times during the Term a positive Tangible Net Worth.
(c)    Company shall provide Bank the following: (i) unaudited quarterly financial statements of Company (which includes Company and its subsidiaries) which shall, at a minimum, include a balance sheet, income statement and statement of cash flows, within forty-five (45) days after the end of each quarter, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company or Parent, as applicable, as fairly presenting the financial condition, results of operations and cash flows of the Company and subsidiaries or Parent, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments, and including both that quarter and year-to-date, (ii) audited annual financial statements of Company (which includes Company and its subsidiaries), which shall, at a minimum, include a balance sheet, income statement, statement of cash flows, a statement of stockholders’ equity, the accountants’ letter to management and unqualified opinion, within one hundred twenty (120) days following the end of Company’s fiscal year that is audited by an independent certified public accountant and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, (iii) concurrently with the delivery of the financial statements a completed compliance certificate, covering the covenants in Sections 41(a) and (b), signed by the chief executive officer, chief financial officer, treasurer or controller of the Company, (iv) concurrently with delivery of any annual financial statements, a narrative report of management’s discussion and analysis for the reporting period, and setting forth, in reasonable detail, in comparative form the corresponding periods of the previous fiscal year, and (v) by January 31 for each fiscal year of the Company, an annual budget and projections of the Company on a consolidated basis, and by December 1 the estimated annual Program volume and number of Accounts for the upcoming fiscal year; provided that, as long as Parent is required to file periodic reports under the Securities Exchange Act of 1934, such filings shall satisfy the financial statement and related documentation delivery requirements set forth above.
(d)    Company shall provide to Bank, the receipt of a notice of default relating to any Company Credit Facility.
(e)    Unless filed publicly with the Securities and Exchange Commission, Company shall provide written notice to Bank of any expected or anticipated Change of Control of Parent not later than thirty (30) Business Days prior to the anticipated effective date of such Change of Control.
42.    Exclusivity.
(a)    Bank shall be the exclusive issuer of all credit cards that are marketed or serviced by Company or its Affiliates during the Term; [****].

(b)    [****].
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:             /s/ Jason Lloyd    ___
Name: Jason Lloyd
Title: President

OPORTUN, INC.
By:             /s/ Jonathan Coblentz___
Name: Jonathan Coblentz
Title: Chief Financial Officer

Schedule 1

I.    Definitions

“Accepted Servicing Practices” means the servicing practices to be agreed by the Parties and set forth on Exhibit I.
“ACH” means the Automated Clearinghouse.
“Account” means an account established by Bank pursuant to the Program.
“Account Advance” means an extension of credit pursuant to an Account.
“Account Agreement” means the document containing the terms and conditions of an Account including all disclosures required by Applicable Laws.
“Account Documents” means, with respect to any Account, each of the Account documents included in the Account Document Package.
“Account Document Package” means, with respect to any Account, all of the Account Agreements, Applications, periodic statements, and other documents executed and/or delivered in connection with the origination, funding, servicing, and ownership of such Account.
“Account Payment” means any payment due on an Account, including any payment of principal, interest, or other amounts due under the related Account Agreement.
“Affected Party” shall have the meaning set forth in Section 9(e).
“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of the voting securities of such Person.
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Applicable Laws” means all federal, state and local laws, statutes, regulations, orders and guidance applicable to a Party or relating to or affecting any aspect of the Program including the Accounts, the Marketing Materials and the Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders, requirements and guidance may be amended and in effect from time to time during the term of this Agreement.
“Applicant” means a Person who requests an Account from Bank.
“Application” means any request from an Applicant for an Account in the form required by Bank.
“Assumption Notice” shall have the meaning set forth in Section 16(c).
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“Bank” shall have the meaning set forth in the introductory paragraph.
“Bank Collection Account” means a bank deposit account established by and owned by Bank, and that is identified to Company and maintained at an institution which is mutually agreeable to Company and Bank.
“Bank Information Security Incident” means an Information Security Incident experienced by Bank, and which does not involve either (i) the systems or technology of Company or its third-party service providers, or (ii) any fault of Company or its third-party service providers.
“Base Rate” shall mean the sum of (a) one month London Interbank Offered Rate as published by the St. Louis Federal Reserve Bank’s FRED (Federal Reserve Economic Database) online database (available at: https://fred.stlouisfed.org/series/USD1MTD156N) (the “LIBOR Rate”) and expressed as an annual percentage rate, on the last calendar day of the month with respect to which the Base Rate is being calculated, plus (b) [****]%; provided that, if the LIBOR Rate or any other reference rate mentioned in this definition shall be less than [****], such rate shall be deemed [****] for purposes of this Agreement. If at any time the LIBOR Rate ceases to be a published index, or the LIBOR Rate ceases to be used by a substantial majority of banks, the LIBOR Rate shall be replaced by the index most widely adopted as the replacement for LIBOR by the top twenty (20) banks in the U.S. by asset size. Notwithstanding the foregoing, the Parties may at any time mutually agree to replace the LIBOR Rate with another index plus an appropriate margin; provided that selection of the replacement index and appropriate margin (i) will be determined with due consideration of the then-current market practices for determining and implementing a rate of interest for comparable facilities converted from a rate based on the LIBOR Rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from the LIBOR Rate to the replacement index and (B) yield- or risk-based differences between the LIBOR Rate and the replacement index.
“Borrower” means an Applicant or other Person for whom Bank has established an Account.
“BSA Program” means Company’s Bank Secrecy Act, anti-money laundering and OFAC compliance program governing all aspects of the Program, developed by Company and approved by Bank.
“Business Continuity Program” means Company’s disaster recovery and business continuity program governing all aspects of the Program, developed by Company and approved by Bank.
“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.
“Card” means a general purpose credit card, branded with the Network marks and which may contain the Company’s marks, and noted as issued by Bank, that may be used to access an Account to purchase goods or services from merchants anywhere in the world that participate in the Network.
“Cash” means money, currency or a credit balance in any demand deposit account, any certificate of deposit or time deposit with maturities of two years or less from the date of acquisition, or any bankers’ acceptances with maturities not exceeding two years (but “Cash” shall exclude any amounts that would not be considered “cash” under GAAP).
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“Cash Equivalents” means, as of the date of determination, (a) readily marketable securities issued by, or directly and fully and unconditionally guaranteed or insured by, the United States Government with maturities of two years or less from the date of acquisition; (b) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or any public instrumentality thereof, provided that each has an investment-grade rating from either S&P or Moody’s; (c) commercial paper maturing no more than two years from the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) marketable short-term money market and similar liquid funds having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (e) investments with average maturities of two years or less from the date of acquisition in money market funds rated AA- or better by S&P or Aaa3 or better by Moody’s.
“Change of Control” means (i) an acquisition of Control of Company by any person or entity, or (ii) the sale by Company of all or substantially all of its respective assets to any person or entity.
“Changeover Date” means February 9, 2021.
“Charge Off Policy” the policy for the charge off of credit card accounts included in Company’s servicing portfolio, a complete and correct copy of which shall be agreed by the Parties and attached hereto as Exhibit J, and which may be modified or amended only at the direction of or with the consent of Bank.
“Charged Off Account” has the meaning set forth in Section 14(b).
“Charge Off Date” has the meaning set forth in Section 14(b).
“Claim Notice” shall have the meaning set forth in Section 16(c).
“Company” shall have the meaning set forth in the introductory paragraph.
“Company Credit Facility” shall have the meaning set forth in Section 17(c)(9).
“Complaint” means, in relation to the Program, any expression of dissatisfaction, whether verbal or written, whether justified or not, that might be indicative of a failure to follow established procedures or which suggests a process deficiency that might lead to a regulatory violation.
“Complaint Management Program” means Company’s Complaint management program governing all aspects of the Program, in a written form developed by Company and approved by Bank.
“Compliance Management System” or “CMS” means Company’s compliance management system governing all aspects of the Program, developed by Company and approved by Bank.
“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.
“Control” means, with respect to Company, the possession either directly or indirectly of the power to direct or cause the direction of Company’s management or policies whether through the
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ownership of voting securities, by contract or otherwise. Such control shall be presumed in the event that a third party acquires forty-five percent (45%) or more of the voting securities of Company.
“Control Person” means, with respect to Company, (i) any officer, director, or shareholder of Company, (ii) any Person participating in the control of Company’s business, and (iii) any Person having the power to direct the management or policies of Company.
“Credit Policy” means the minimum requirements and/or other such considerations that Bank uses (whether in one or more documents) to approve or deny an Application and to establish an Account, to make an Account Advance, or to modify the terms of an Account, and the requirements for the pricing of Accounts.
“Critical Vendor” shall have the meaning set forth in Section 8(a).
“Disclosing Party” shall have the meaning set forth in Section 18(b)(2).
“Early Termination Amount” means the sum of (i) the Minimum Account Management Fee (as defined in Schedule 14) that would have applied for [****] following the effective date of termination of this Agreement (the “Termination Date”), plus (ii) (A) [****] if the Termination Date occurs prior to the first anniversary of the 2019 Program Launch Date, (B)[****] if the Termination Date occurs on or after the first anniversary of the 2019 Program Launch Date and prior to the second anniversary of the 2019 Program Launch Date, (C) [****] if the Termination Date occurs on or after the second anniversary of the 2019 Program Launch Date and prior to the third anniversary of the 2019 Program Launch Date, or (D) [****] if the Termination Date occurs on or after the third anniversary of the 2019 Program Launch Date and prior to the fifth anniversary of the 2019 Program Launch Date.
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Elevated Complaint” means any Complaint that is directed or referred to any state attorney general, Regulatory Authority, governmental figure (including a state or federal legislator), or the Better Business Bureau or similar organization, or a complaint received from a consumer that alleges a UDAAP, Fair Lending, or Community Reinvestment Act violation relating to any aspect of the Program.
“Finance Materials” shall have the meaning set forth in Section 4.
“Force Majeure Event” shall have the meaning set forth in Section 34.
“Funding Date” means the Business Day on which any pending Account Advances are funded.
“Funding Statement” means the statement prepared by Company in the form of Exhibit F on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Accounts or modify the terms of the Account; and (ii) the computation (including individualized breakdown) of the total funding account for all Account Advances; and (iii) a computation of all fees to be paid to the Network and of all interchange; and (iv) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.
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“Funding Time” means the time identified by the Network for the payment of amounts due to the Network on any day.
“GAAP” means United States generally accepted accounting principles.
“ID Theft Red Flags Program” means Company’s identity theft red flags program governing all aspects of the Program, in a written form developed by Company and approved by Bank.
“Indemnifiable Claim” shall have the meaning set forth in Section 16(b).
“Indemnified Parties” shall have the meaning set forth in Section 16(a).
“Information Security Incident” means any actual, threatened, or suspected loss of NPI, compromise in the security of NPI, unauthorized access to or use of NPI, or other information security incident.
“Information Security Program” means Company’s information security program governing all aspects of the Program, in a written form developed by Company and approved by Bank.
“Initial Holding Period” means two (2) Business Days.
“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
“Licensee” shall have the meaning set forth in Section 19.
“Licensing Party” shall have the meaning set forth in Section 19.
“Liquidated Account” means an Account which has been closed to further purchases and has been liquidated, whether by way of a payment in full, a disposition, a refinance, a compromise, a sale to a purchaser or any other means of liquidation of such Account.
“Liquidation Proceeds” means cash proceeds, if any, received in connection with the liquidation of a Liquidated Account, net of any processing or servicing fees in connection with such liquidation that have been approved by Bank.
“Losses” shall have the meaning set forth in Section 16(a).
“Marketing Fee” means, with respect to a month, [****]. For the avoidance of doubt, interchange amounts are applied to the month when such amounts are paid to Bank, regardless of when a transaction occurred.
“Marketing Materials” shall have the meaning set forth in Section 2.
“Measurement Year” means each annual period that begins on January 24 of one year and ends on January 23 of the next year (inclusive).
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“Modification” means, with respect to any Account, any waiver, modification or variance of any term or any consent to the postponement of strict compliance with any term or any other grant of an indulgence or forbearance to the related Borrower
“Net Liquidity” means, as of the date of determination, the sum of unrestricted Cash and Cash Equivalents of Company.
“Net Liquidity Minimum” means Net Liquidity of at least [****].
“Network” means Mastercard or Visa.
“Network Rules” means the by-laws and operating rules of any Network as in effect on the date hereof and as the Network may amend from time to time.
“NPI” means (a) any information that a Borrower or Applicant provides to Company or Bank relating to the Program, any information about a Borrower or Applicant resulting from the Program, and any information that Company or Bank otherwise obtains about a Borrower or Applicant in connection with providing the Program to that Borrower or Application, and (b) any list, description, or other grouping of Borrowers or Applicants that is derived using any of the foregoing information. NPI does not include information that has been aggregated or de-identified in a manner that complies with Applicable Law.
“Parent” means Oportun Financial Corporation, a Delaware corporation with its principal place of business in San Carlos, California.
“Party” means either Company or Bank and “Parties” means Company and Bank.
“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
“Proceeds” shall have the meaning set forth in Section 14(c).
“Program” means the consumer credit card program pursuant to which Bank will establish Accounts and make Account Advances on behalf of Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.
“Program BIN” means one or more bank identification numbers registered with the Network for purposes of issuing Accounts for the Program.
“Program Documents” means this Agreement, the Receivables Sale Agreement, and the Receivables Retention Facility Agreement.
“Program Governance Committee” means Company’s formal governance committee, established or designated by Company and approved by Bank, responsible for ensuring the effectiveness and adequacy of the Required Controls.
“Proprietary Material” shall have the meaning set forth in Section 19.
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“Receivable” means, with respect to any Account of any Borrower, any right to payment from or on behalf of the Borrower in respect of the Account, and each Receivable includes any existing, as well as the right to payment of any future, interest charges or fees associated with such Receivable. Each Receivable includes all rights of Bank to payment under the Account Agreement with such Borrower.
“Receivables Retention Facility Agreement” means the Receivables Retention Facility Agreement, dated as of the Effective Date, as amended, supplemented, or modified from time to time.
“Receivables Sale Agreement” means the Receivables Sale Agreement, dated as of November 5, 2019, between Bank and Company, as amended, supplemented or modified from time to time.
“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions, the Federal Deposit Insurance Corporation, and the Financial Crimes Enforcement Network.
“Regulatory Inquiry” means any inquiry, investigation, proceeding or question (whether verbal or written, formal or informal) in relation to the Program, by any state attorney general, Regulatory Authority, governmental figure (including a state or federal legislator), but excludes any Elevated Complaint and any question by a state supervisory regulator that is not related to the Program or that is a routine question (unless Company later has reason to be believe that the question is not part of a routine inquiry).
“Reportable Event” has the meaning provided in Section 6(e).
“Required Controls” means the controls programs and controls policies, developed by Company and approved by Bank, to govern all aspects of the Program, including the programs and policies listed in Exhibit K.
“Restricted Party” shall have the meaning set forth in Section 18(a).
“Servicer Physical Address” means Company’s address where it maintains its books and records for the Servicing Files and, with respect to Company in its capacity as servicer, is: Two Circle Star Way, San Carlos, California 94070.
“Servicing Account” shall have the meaning provided in Section 14(c).
“Servicing File” means, with respect to each Account, the items, documents, files and records pertaining to the servicing of such Account, including to the extent applicable the computer files, data tapes, books, records, notes, copies of the Account Documents and all additional documents generated as a result of or utilized in originating and/or servicing such Accounts, which are delivered to or generated by Company.
“Servicing Materials” shall have the meaning set forth in Section 13(h).
“Servicing Standard” shall have the meaning set forth in Section 13(a).
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“Tangible Net Worth” means, on any date of determination, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of Company and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of (a) all notes receivable from officers and employees of Company and its consolidated subsidiaries and from affiliates of Company, and (b) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, and franchises.
“Territory” means the fifty states of the United States, the District of Columbia, and the territories of the United States. The Parties will mutually agree upon the appropriate states and other areas in which to offer the Program.
“Threshold Amount” means [****] or such other amount as is agreed in writing by the Parties.
“Total Program Credit Limit” means an amount initially agreed in writing by the Parties, or such other amount as may be determined by Bank from time to time, with notice provided to Company, based on a monthly evaluation in order to meet the volume requirements of the Program.
“Transferable Excess Receivable” shall have the meaning set forth in the Receivables Retention Facility Agreement.
“Transferable Receivable” shall have the meaning set forth in the Receivables Retention Facility Agreement.
“Vendor Management Program” means Company’s third-party service provider risk management program governing all aspects of the Program, in a written form developed by Company and approved by Bank.
“Wind-down Date” means the second (2nd) anniversary of the Changeover Date, or such other date as may be agreed in writing by the Parties.
“2019 Program” means the “Program” as defined in the 2019 Program Agreement.
“2019 Program Agreement” shall have the meaning set forth in the Recitals.
“2019 Program Launch Date” means December 6, 2019.

II.    Construction

As used in this Agreement:

(a)     All references to the masculine gender shall include the feminine gender (and vice versa);

(b)     All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
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(c)     the word “or” means both “and” and “or,” except where the context clearly indicates that the Parties intend “or” to designate alternatives only, including when the word “either” or similar words or phrases are used;

(d)    References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(e)     References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(f)     Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(g)     Unless otherwise specified, all references to “quarter” shall be deemed to mean calendar quarter; and

(h)     The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

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Schedule 14

Economics

The following terms are incorporated into Section 14 of the Agreement, effective on the 2019 Program Launch Date:
(a)    Within ten (10) Business Days following the end of each month, Company shall pay to Bank a monthly fee (the “Account Management Fee”) equal to:
(1)    [***] multiplied by the number of Active Accounts during the month then ended, up to [****]; plus
(2)    [****] multiplied by the number of Active Accounts in excess of [****] during the month then ended, up to a total of [****]; plus
(3)    [****] multiplied by the number of Active Accounts in excess of [****] during the month then ended.
(b)    For purposes of this Schedule 14, an “Active Account” is an Account owned by Bank that [****]. For the avoidance of doubt, the definition of “Active Account” is determined by reference to the prior calendar month regardless of the billing cycles of the Accounts.
(c)    As an illustration of the calculation in section (a) of this Schedule 14, if the total number of Active Accounts in January was two hundred ten thousand (210,000), the Account Management Fee would be: [****] X [****]) + ([****]X [****]) + ([****] X [****]) = [****].
(d)    If the Account Management Fee determined for any month pursuant to section (a) of this Schedule 14 is less than the applicable Minimum Account Management Fee, then Company shall pay to Bank the applicable Minimum Account Management Fee in lieu of the amount determined pursuant to section (a) of this Schedule 14. For the avoidance of doubt, for each month Bank shall be entitled to receive the greater of the applicable Minimum Account Management Fee or the applicable amount calculated pursuant to section (a) of this Schedule 14.
(e)    The “Minimum Account Management Fee” is equal to:
(1)    [****] during the month that includes the 2019 Program Launch Date and each of the next three (3) full months;
(2)    [****] during the fourth (4th) through sixth (6th) full months following the 2019 Program Launch Date;
(3)    [****] during the seventh (7th) through ninth (9th) full months following the 2019 Program Launch Date;
(4)    [****] during the tenth (10th) through the 12th) full months following the 2019 Program Launch Date; and

(5)    [****] during the thirteenth (13th) and each subsequent full month following the 2019 Program Launch Date.
(f)    As additional compensation for administering the Accounts, Company shall be entitled to retain or receive from the Proceeds [****].
(g)    Every Business Day, Bank may sweep the funds from the Bank Collection Account to Bank, other than amounts that are paid to owners of Receivables pursuant to Section 14(d). Bank may deduct and retain for its own account from such funds all Proceeds received from Borrowers with respect to principal payments on Receivables owned by Bank.
(h)    On each Tuesday, or, if Tuesday is not a Business Day, then the next Business Day after such Tuesday (the “Payment Date”), Bank shall disburse the amounts swept from the Bank Collection Account less the principal payment deductions pursuant to (g) above (the “Available Amount”) during the period beginning on (and including) the second preceeding Monday and ending on (and including) the Friday preceding such Payment Date as follows:
(1)    Bank shall deduct and retain for its own account principal payments on Receivables owned by Bank, to the extent not deducted pursuant to section (g).
(2)    Bank shall deduct and retain for its own account:
i.    the Base Rate Amount and
ii.    the Additional Bank Amount (each as defined below)
(3)    Bank shall pay the Servicing Fee (as defined below) to Company.
(4)    Bank shall pay to Company the amounts described in section (f) above.
(5)     Bank shall pay into the Collateral Account (as defined in the Receivables Retention Facility Agreement) on behalf of Company funds equal to the amount necessary to cause the Collateral Account to contain the Required Balance (as defined in the Receivables Retention Facility Agreement).
(6)    Bank shall retain any funds representing amounts then due from Company to Bank that have not yet been paid by Company.
(7)    Bank shall pay the Performance Fee Amount (as defined below) to Company.
(i)    If the Available Amount is less than the sum of the Base Rate Amount and the Additional Bank Amount, then Company shall pay to Bank, by the day after the Payment Date, the difference of the Available Amount less the sum of the Base Rate Amount and the Additional Bank Amount.
(j)    The “Base Rate Amount” is equal to the product of (i) the Base Rate calculated for the month that had most recently ended on or before the Thursday of the preceding week, multiplied by (ii) [****], multiplied by (iii) seven divided by three hundred sixty-five (7/365). For the avoidance of doubt, any Transferable Receivables (other than Transferable Excess Receivables) [****]for the days that such Receivables were owned by Bank.

(k)    The “Additional Bank Amount” is equal to the product of (i) [****], multiplied by (ii) the difference between (1) the Threshold Amount, less (2) [****], multiplied by (iii) seven divided by three hundred sixty-five (7/365). If the Threshold Amount is changed during a month, then the Threshold Amount used for purposes of the foregoing calculation shall be the average Threshold Amount in effect during such month (calculated based on Business Days).
(l)    The “Performance Fee Amount” is equal to [****].
(m)    The “Servicing Fee” is equal to the product of (i) [****]%), multiplied by (ii) [****] multiplied by (iii) seven divided by three hundred sixty-five (7/365). For the avoidance of doubt, [****] for the days that such Receivables were owned by Bank.
(n)    Sections (g) through (m) of this Schedule 14 shall be applicable only during the term of the Receivables Retention Facility Agreement and, following the expiration or termination of the Receivables Retention Facility Agreement shall be deemed deleted from this Schedule.